Exhibit 10.2

CG MALTA HOLDING LIMITED

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on this 4th day of April of the year 2021 and made between the following Parties:

A.	CG Malta Holding Limited, a limited liability company incorporated and registered in Malta bearing company number C 87174 and having its registered office situated at Level 3 (Suite No. 2172), Tower Business Centre, Tower Street, Swatar, Birkirkara BKR4013, Malta (the “Company”);

B.	Daniel Eric Graetzer, holder of British Passport number 508773876 and currently residing at Calle Del Barco 5 1-A, Madrid 28004, Spain (hereinafter referred to as “Daniel Eric Graetzer”);

C.	xSigma Entertainment Limited, a company incorporated in British Virgin Island bearing company registration number 2057319 and having its registered office situated at OMC Chamber, Wickhams Cay I, Road Town Tortola, British Virgin Islands (hereinafter referred to as “ xSigma Entertainment Limited” or the “Investor”).

RECITALS

WHEREAS The Company is a private limited company incorporated on 6th July 2016 and has, at the time of execution of this Agreement, an authorised share capital of one hundred million Euro (Eur100,000,000) divided into one hundred million (100,000,000) Ordinary shares of One Euro (€1.00) each and an issued share capital of one thousand three hundred and sixty four Euro (€1,364) divided into one thousand three hundred and sixty four (1,364) Ordinary shares of one Euro (€1) each, (fully paid-up) which are subscribed for as follows:

Daniel Eric Graetzer	1,200 Ordinary Shares

xSigma Entertainment Limited	164 Ordinary Shares

WHEREAS the Shareholders are desirous of executing this Agreement in order to regulate their mutually and reciprocally subsisting rights and obligations and in order to govern their relationship in connection with operations of the Company.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

a.	In this Agreement:

“Agreement” shall mean this shareholders’ agreement and all schedules hereto (as amended from time to time);

“Affiliate(s)” shall mean, with respect to the relevant Party, any person or legal entity which related to such Party, controls such Party, which is controlled by such Party, which is under common control with such Party or which is managed by such Party (whereby “control” means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of a person, whether through ownership or otherwise, and the term “controlling” shall have a meaning correlative to the foregoing);

“Authorised Share Capital” shall mean the maximum amount of share capital that the Company is authorised by its Memorandum & Articles of Association to issue to its shareholders.

“Board” means the board of directors of the Company from time to time;

“Business Day” shall mean any day other than a Saturday, Sunday or any day which is a public holiday in Malta;

“Confidential Information” shall mean any information in any format that concerns the business, accounts, financial or contractual arrangements or other dealings, transactions or affairs between the Parties or of the Group;

“Control” shall mean instances where an investor has majority shareholding granting majority voting power; an investor has non-passive investment that can trigger control in particular if same involves ten per cent (10%) or more of the Company’s voting rights; an investor has a right to appoint a director on the Board of Directors of the Company; an Investor has access to material non-public information about the Company’s critical technology; or when an investor has other substantial influence, formal or informal regarding the Company’s critical technology;

“Director” shall mean a director of the Board who has been elected by the Shareholders at a shareholders’ meeting in the Company;

“Group” shall mean the Company and any of its subsidiaries or parents from time to time.

“Issued Share Capital” shall mean the total of a company's shares that are held by shareholders. A company can, at any time, issue new shares up to the full amount of Authorized Share Capital.

“Party” shall mean the Company, Daniel Eric Graetzer, xSigma Entertainment Limited, and any other Party acceding to this this agreement through the Accession Agreement;

“Shares” shall mean any and all shares issued by the Company from time to time including all instruments that with or without payment can be converted into or give a right to subscribe for or purchase shares in the Company;

“Shareholder” shall mean a holder of one or more of the Shares;

“Subsidiaries” shall mean the entities being deemed direct or indirect subsidiaries to the Company under the Maltese Companies Act from time to time;

“Unsuitable Person” shall include any person, legal or natural, who may be deemed to be unsuitable by the Company, as a result of a notification given to the Company by a US State gambling/gaming regulator, indicating that such person, legal or natural, may or shall, materially jeopardize, harm, or materially delay current or future gambling licences and/or applications of the Company.

b.	For the sake of proper interpretation, unless the context otherwise requires:
i.	words denoting the singular number shall include the plural and vice versa;
ii.	the masculine gender shall include the feminine gender and the neuter gender and vice versa; and
iii.	reference to persons shall include corporations.

c.	This Agreement shall be construed according to its fair language. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.	THE SHAREHOLDING

a.	On the date of this Agreement, the Authorised Share Capital of the Company is one hundred million Euro (€100,000,000) divided into one hundred million (100,000,000) Ordinary shares of One Euro (€1.00) each.

b.	The issued share capital is of one thousand three hundred and sixty four Euro (€1,364) divided into one thousand three hundred and sixty four (1,364) Ordinary shares of one Euro (€1) each, fully paid- up) which are subscribed for as follows:

Daniel Eric Graetzer	1,200 Ordinary Shares

xSigma Entertainment Limited	164 Ordinary Shares

3.	GENERAL

a.	Any transfer of Shares by a Party other than to a Party, or any subscription of Shares made by any person not being a Party, shall be conditional on the transferee or subscriber entering into an Accession Agreement. The Accession Agreement is to be executed by the transferee or subscriber and the Party not having transferred its Shares. The Parties agree and accept that the transferee or subscriber upon such execution, subject to the terms of the Accession Agreement, shall become a Party to this Agreement.

b.	The Parties confirm and agree that each of them will at all times exercise the votes that they control at general meetings of the Company to ensure the observance of the objectives and detailed terms and conditions of this Agreement.

c.	This Agreement replaces any prior agreements if any between the Parties and/or the Shareholders of the Company regarding their shareholding in the Company.

4.	GOVERNANCE AND APPOINTMENT OF DIRECTORS

a.	The Board shall consist of at least one (1) Director and not more than five (5) Directors.

b.	The Director of the Company shall be Mr. Daniel Eric Graetzer holder of British Passport numbered 508773876.

i.	The Board of Directors shall have the power to transact all business of whatsoever nature not expressly reserved by the Memorandum and Articles of Association of the Company or by any provisions in any law for the time being in force to be exercised by the Company in the General Meeting.
ii.	The quorum for the transaction of the business at Directors’ Board Meeting shall be fixed by the Director/s, and unless so fixed shall be a simple majority thereof.
iii.	The Board of Directors is entitled to appoint and engage consultants or advisors and set up focus groups as it may deem fit

iv.	At least four (4) meetings of the Board shall be held with regular intervals in each financial year.
v.	Unless the number of Directors increases to more than one (1), the Director shall have the right to sign for and on behalf of the Company.

5.	GENERAL MEETINGS

a.	all matters before a shareholders’ meeting are to be approved by simple majority of votes cast by Shareholders present and entitled to vote, and this without prejudice to Clause 6 of this Agreement and save for matters requiring a greater majority under Maltese law, in which case such greater majority shall be required.

b.	Simple majority voting shall entail sixty per cent (60%) of the votes of the members of the Company entitled to attend and vote at a General Meeting of the Company.

c.	The decisions requiring a simple majority of the shareholders shall be:

i.	Issuance and allotment of new shares in the Company or the reduction of shares in the Company Increasing share capital of the Company;
ii.	In any manner (including by merger, consolidation or otherwise) alter or change the designations, preferences, privileges or powers or relative, participating, optional or other special rights or qualifications, limitations or restrictions of any shares;
iii.	To effect, or oblige the Company or any subsidiary to effect, any merger, sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Company or such subsidiary, or any consolidation or merger involving the Company or such subsidiary within the Group, or any dissolution, liquidation or winding up of the Company or such subsidiary within the Group;
iv.	To increase or decrease the number of Directors in the Company, subject to the condition laid out in Clause 6;
v.	To cause the Company or any subsidiary within the Group to borrow funds, obtain credit, guarantee or assume indebtedness, except for capital leases and purchase money indebtedness in excess of one hundred thousand Euro (€100,000);
vi.	To change the registered seat of the Company;
vii.	To effect any Liquidation Event;
viii.	To appoint external auditors of the Company and a liquidator in case of a liquidation; and
ix.	To consummate any acquisitions, by way of asset acquisition, stock, partnership or other equity interest acquisition, merger or similar transaction, or another business enterprise by the Company, involving consideration in excess of one hundred thousand Euro (€100,000).

6.	EXTRAORDINARY RESOLUTION

a.	An extraordinary resolution of the Company requires the consent of ninety per cent (90%) of the shareholders of the Company.

b.	An extraordinary resolution of the members of the Company shall be required for any of the following transactions:

i.	Deletion or termination of any drag along and tag along rights and obligations;
ii.	To authorize, or obligate itself to authorise, by reclassification or otherwise, any share of capital stock senior to, or on a parity with, the shares with respect to designations, preferences, privileges or powers of relative, participating, options or other special rights or qualifications, limitations or restrictions;
iii.
iv.	Changes to the Company's purpose/objects as set out in the Articles of Association of the Company or any material changes in the Company's or any of the Group’s subsidiaries’ line of business;
v.	to transfer the main part of the Company’s assets or any of the Subsidiaries.
vi.	To effect an amendment or waiver of any provision of the Company's Memorandum and Articles of Association; and
vii.	To enter or oblige the Company or any subsidiary within the Group to enter into any transaction or arrangement with any stockholder, officer, employee, director, or Affiliate or family member thereof, of the Company or such subsidiary within the Group, other than transactions entered into in the ordinary course of business on arms-length terms and that involve no more than fifty thousand Euro (€50,000).

7.	TRANSFER AND TRANSMISSION OF SHARES

a.	The right to transfer shares in the Company is restricted in the manner and to the extent provided in the Articles of Association of the Company. Notwithstanding the foregoing, the Investor may sell, transfer, divest, distribute, or dividend out shares of the Company to avoid having to register as an investment company under the United States Investment Company Act of 1940 or obtaining a status as a “passive foreign investment company” under the United States Tax Reform Act of 1986.

b.	Except as set forth in Section 7(a), without prejudice to the above, , neither Party may sell, transfer, pledge or otherwise encumber its Shares.

c.	Unless otherwise stipulated in this Agreement, a Party that wishes to sell or transfer its Shares may do so if it first offers the Shares to the other Parties (the “Offer”). The Offer shall state (i) the number of Shares to be sold or transferred (the “Offered Shares”), (ii) the proposed transfer price and other terms and, (iii) the proposed transfer date (which must be a date falling after the fifth (5th) week of the receipt of the Offer by the other Parties).A Party’s right of first refusal set out in this clause may be exercised only if the Party acquires all the Offered Shares.

d.	If more than one Party wishes to exercise the right of first refusal under this clause, then the accepting Parties shall share the Offered Shares between them proportionally in accordance with their then current shareholding in the Company.

e.	If the offered Parties have not within four (4) weeks from the receipt of the Offer undertaken to purchase the Offered Shares, the Offer shall be considered to have been rejected by such Party.

f.	If acceptance from the offered Parties to acquire all the Offered Shares have been received within the time period stipulated in the above-mentioned clauses, the consummation of the acquisition of the Offered Shares shall take place on the fifth (5th) Business Day after the end of said time period and on the terms and conditions set out in the Offer.

g.	If (i) acceptance in accordance with the above clauses has not been received, or (ii) the offered Party defaults in making payment for the Offered Shares, the Party that made the Offer may, within ninety (90) Business Days of receipt of notification of that fact and, for the avoidance of doubt, subject to Clause 3 above, transfer all of such Offered Shares to any person or entity that is not directly or indirectly involved in any business competing with that of any Group Company, provided, however, that such a sale is made on terms no more favourable to the purchaser than the terms of the Offer. A Party that wants to transfer its Shares to a third party in accordance with this clause must send a notice containing the price and other terms of the transfer to the other Parties at least two (2) weeks prior to the consummation of such transfer.

8.	DRAG ALONG

a.	In the event that a Shareholder or Shareholders (herein called the “Seller/s”) holding in excess of fifty per cent (50%) of the shares in the Company (herein called the “Majority Interest”) wish to transfer all his/their interest in the shares to a bona fide third party purchaser (herein called the “Proposed Buyer”), the Sellers may require all the other Shareholders (herein called the “Other Shareholders”) to sell and transfer all their shares to the Proposed Buyer (herein called the “Drag Along Option”).

b.	The Seller may exercise the Drag Along Option by giving written notice (herein called the “Drag Along Notice”) to the Other Shareholders at least thirty (30) Business Days before transferring the Seller’s shares to the Proposed Buyer.

c.	The Drag Along Notice shall specify:

i.	that the Other Shareholders are required to transfer all their shares (herein called the “Called Shares”);
ii.	the person to whom the Called Shares are to be transferred;
iii.	the consideration payable for the Called Shares which shall, for each Called Share, be an amount equal to the price per share offered by the Proposed Buyer for the Seller’s shares; and
iv.	the proposed date of transfer of the Called Shares.

d.	The Drag Along Notice shall lapse if, for any reason, the Sellers have not sold their shares to the Proposed Buyer within twenty (20) Business Days of serving the Drag Along Notice. The Sellers may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

e.	Completion of sale of the Called Shares shall take place on the Completion Date. Completion Date means the date proposed for completion of the sale of the Sellers' Shares unless:

i.	All of the Holder of Called Shares and the Sellers agree otherwise in which case the Completion Date shall be the date agreed in writing by all of the Holder of Called Shares and the Sellers; or
ii.	that date is less than thirty (30) Business Days after the date on which the Drag Along Notice is served, in which case the Completion Date shall be seven (7) Business Days after service of the Drag Along Notice.

f.	Within twenty (20) Business Days of the Sellers serving a Drag Along Notice on the Holder of Called Shares, the Holder of Called Shares shall deliver transfer forms for the Called Shares, together with the relevant share certificates to be held in escrow by a third party as mutually agreed upon by the Parties (herein called the Third Party). On the Completion Date, the Third Party, shall pay the Holder of Called Shares, on behalf of the Proposed Buyer, the amounts they are due for their shares to the extent that the Proposed Buyer has put the Third Party in the requisite funds. The Third Party shall hold the amounts due to the Holder of Called Shares in escrow for the Holder of Called Shares without any obligation to pay interest.

g.	To the extent that the Proposed Buyer has not, on the Completion Date, put the Third Party in funds to pay the consideration due, the Third Party shall be entitled to the return of the transfer forms and share certificates for the relevant Called Shares to the Holder of Called Shares and the holder of the Called Shares shall have no further rights or obligations under this clause in respect of their shares.

h.	If any holder of the Called Shares does not, on completion of the sale of the Called Shares, execute transfer/s in respect of all of the Called Shares held by it, the defaulting holder of the Called Shares shall be deemed to have irrevocably appointed any person nominated for the purpose by the Sellers to be his agent and attorney to execute all necessary transfer/s on his behalf, against receipt by the Third Party of the consideration payable for the Called Shares, to deliver such transfer/s to the Proposed Buyer (or as they may direct) as the holder thereof. After the Proposed Buyer has been registered as the holder, the validity of such proceedings shall not be questioned by any such person.

9.	TAG ALONG

a.	In the event that a Shareholder or Shareholders (herein called the “Seller/s”) holding in excess of fifty per cent (50%) of the shares in the Company (herein the “Majority Interest”) wish to transfer all its/his/their interest in the shares to a bona fide third party purchaser (hereinafter referred to as the “Proposed Buyer”), the Shareholder/s holding less than fifty per cent (50%) of the shares in the Company (herein called the “Minority Interest”) may require that they join the transaction at the valuation of the Majority Interest on a per share basis (herein called the “Tag Along Option”).

b.	The Minority Interest may exercise the Tag Along Option by giving written notice (hereinafter called the Tag Along Notice) to the Sellers at least thirty (30) Business Days before transferring the Seller’s shares to the Proposed Buyer.

c.	The Tag Along Notice shall specify:

i.	that the Minority Shareholders require that they join the transaction and transfer the Minority Interest (herein called the “Tagged Shares”);
ii.	Details of the Tagged Shares, including the details of the Shareholders and number of shares;
iii.	a demand for the consideration payable for each Tagged Share to be an amount equal to the price per share offered by the Proposed Buyer for the Seller’s shares; and
iv.	a request for the proposed date of transfer of the Tagged Shares.

d.	The Tag Along Notice shall lapse if, for any reason, the Sellers have not sold their shares to the Proposed Buyer within twenty (20) Business Days of receiving the Tag Along Notice. Further Tag Along Notices may be served following the lapse of a Tag Along Notice.

e.	Completion of sale of the Shares shall take place on the Completion Date. Completion Date means the date proposed for completion of the sale of the Sellers' Shares unless:

i.	all of the Shareholders and the Sellers agree otherwise in which case the Completion Date shall be the date agreed in writing by all of the Shareholders and the Sellers; or
ii.	that date is less than thirty (30) Business Days after the date on which the Tag Along Notice is served, in which case the Completion Date shall be seven (7) Business Days after service of the Tag Along Notice.

f.	Within twenty (20) Business Days of the Minority Interest serves a Tag Along Notice on the Majority Members, the Minority Interest shall deliver transfer forms for the Tagged Shares, together with the relevant share certificates to be held in escrow by a third party as mutually agreed upon by the Parties (herein referred to as the “Third Party”). On the Completion Date, the Third Party, shall pay the Holder of Tagged Shares, on behalf of the Proposed Buyer, the amounts they are due for their shares to the extent that the Proposed Buyer has put the Third Party in the requisite funds. The Third Party shall hold the amounts due to the Holder of Tagged Shares in escrow for the Holder of Tagged Shares without any obligation to pay interest.

g.	To the extent that the Proposed Buyer has not, on the Completion Date, put the Third Party in funds to pay the consideration due, the Third Party shall be entitled to the return of the transfer forms and share certificates for the relevant Tagged Shares to the Holder of Tagged Shares and the Holder of Tagged Shares shall have no further rights or obligations under this clause in respect of their shares.

h.	If any Holder of the Tagged Shares does not, on completion of the sale of the Tagged Shares, execute transfer/s in respect of all of the Tagged Shares held by it, the defaulting Holder of Tagged Share shall be deemed to have irrevocably appointed any person nominated for the purpose by the Sellers to be his agent and attorney to execute all necessary transfer/s on his behalf, against receipt by the Third Party of the consideration payable for the Tagged Shares, to deliver such transfer/s to the Proposed Buyer (or as they may direct) as the holder thereof. After the Proposed Buyer has been registered as the holder, the validity of such proceedings shall not be questioned by any such person.

10.	UNSUITABLE PERSON

a.	Any equity interests of the Company owned or controlled by a person, legal or natural, or its Affiliates deemed to be an Unsuitable Person by the Company, following a notification by a US State gambling/gaming regulator, will be subject to mandatory sale and transfer in such number and class(es)/series of equity interests. .

b.	In the event of the notification by a US State gambling/gaming regulator as described above, the Company and the Unsuitable person shall enter into an agreement whereby the Company will be granted the opportunity to purchase the shares held by the Unsuitable Person.

c.	If the Company and the Unsuitable Person fail to agree on the terms of agreement, the Unsuitable Person shall be allowed forty-five (45) Business Days within which he must find an alternative buyer for all or part of his shares.

d.	In default of the above provision, the shares will be deposited with a third party as mutually agreed by the Parties involved, who shall liquidate the shares within ninety (90) Business Days. Should the Parties fail to agree on the third-party to be appointed, the dispute shall be resolved in line with Clause 15 on Governing Law and Dispute Resolutions, of this Agreement.

11.	REDEMPTION OF SHARES

a.	Should a Party make a material breach of the provisions set forth in this Agreement (including but not limited to, a breach of clauses 7 and 17) (the ”Defaulting Party”), such a violation shall be considered a material breach of contract and if no remedies are undertaken within thirty (30) Business Days from receipt by the Defaulting Party of a written request from another Party (the “Requesting Party”) to cease the violation, the other Parties (other than the Defaulting Party) shall have the right to redeem the Defaulting Party’s Shares. A Party shall only be obliged to request rectification in writing if the material breach of contract is of such a nature that rectification is possible. Should rectification not be possible, the other parties shall instead have the right to redeem the Defaulting Party’s Shares without the prior written request for rectification (and thus without compliance with the period of rectification). When the Requesting Parties requests rectification from the Defaulting Party or redemption pursuant to the provisions set forth.

b.	Redemption pursuant to this clause shall not exclude other remedies with reference to the material breach of contract. To the extent damages shall be paid due to the breach of contract and redemption of the Defaulting Party’s Shares has been undertaken, reduction in the purchase price as set forth in this clause, shall be complied with upon calculation of the damages.

c.	Not later than thirty (30) Business Days from the expiry of the period of rectification or, if no request was required, thirty (30) Business Days from the Requesting Parties’ request for redemption, each of the other Parties, who wish to redeem the Defaulting Party’s Shares, shall notify the Defaulting Party accordingly in writing with a copy to the other Parties and the Board. Should a party not wish to redeem all of the Defaulting Party’s Shares, the notice shall set forth the maximum number of Shares the Party wishes to redeem. Should a Party refrain from submitting such a notice within the above mentioned thirty (30) Busines day-period, said Party shall be considered as refraining from its right for redemption of the Shares.

d.	Subject to the other party/parties individually or jointly, within the above mentioned redemption period, notifying that the redemption right will be called upon for all of the Defaulting Party’s Shares, the other parties shall acquire the Shares from the Defaulting Party. Should more than one of the other Parties wish to call upon the redemption right, the other Parties shall be allotted Shares in proportion to their respective shareholdings in the Company at the time of the redemption. Any excess Share(s) shall be distributed among the other Parties in proportion to the relative number of shares in the Company on a Fully Diluted Basis held by such Shareholders, which shall be arranged for by the Board. However, neither of the other Parties shall be obliged to acquire more Shares than the party, if applicable, has notified as the maximum number of Shares in their request for redemption. Upon expiry of the redemption period (or any earlier date when all other parties have notified whether they wish to utilize the redemption right) and if the above mentioned provisions have been fulfilled, the Defaulting Party shall, if applicable, submit share certificates, other securities, certificates or documents representing the Shares, duly transferred to the other parties requesting redemption, whereby the right of ownership shall pass.

e.	In the event that the value of the Shares shall be determined pursuant to this Agreement, and where the Parties cannot agree on the value of the Shares within two (2) weeks from the date when the discussion about the value of Shares was initiated, the value shall, at the request of a Party, be finally determined by a committee consisting of two (2) independent valuation officers. Each of the valuation officers shall be active at any of the accounting companies KPMG, PwC, EY or Deloitte in Malta, whereby one valuation officer shall be appointed by the Party requesting the valuation and the second valuation officer shall be appointed by the other Parties concerned by the valuation. If the other Parties concerned by the valuation cannot agree on the second valuation officer within seven (7) Business days, the second valuation officer shall be appointed by the Maltese Chamber of Commerce at the request of either of such Parties. The valuation officers shall within two (2) weeks attempt to agree on a valuation of the Shares and, in case of disagreement, they shall each make an independent valuation. The basis for the valuation shall be to determine the market value of the Shares as per the day of the request for redemption pursuant to the then currently applicable practice for company valuation. Each Share shall be deemed to have the value corresponding to the value of the whole Company divided by the number of outstanding Shares (on a Fully Diluted Basis). The so determined market value shall be the average value between the two (2) valuations, unless one of the valuations is more than twenty per cent 20% higher than the other.

f.	If one of the valuations is more than twenty per cent 20% higher than the other valuation, the two (2) appointed valuation officers shall jointly appoint a third valuation officer, who shall determine one of the valuations as the final valuation. If the two (2) valuation officers fail to agree on the third valuation officer within seven (7) Business Days, such third valuation officer shall be appointed by the Maltese Chamber of Commerce at the request of either of the Parties. The determined market value shall be final and binding on the Parties.

g.	The costs pertaining to the valuation pursuant to this provision shall, as a general rule, be divided between the Parties.

12.	LIQUIDATION

a.	Should a Party enter into liquidation, composition procedure, suspend payments, enter into company reorganisation or otherwise reasonably be considered insolvent, the other Parties shall have the right to redeem said party’s Shares. Redemption pursuant to this provision shall be undertaken in accordance with the provisions set out in Clause 11 mutatis mutandis , however, without any reduction in the purchase price. Furthermore, the redemption period shall be calculated from the date when the other Parties were notified of the above-mentioned occasion. The right of ownership shall pass in connection with payment of the purchase price for the Shares.

13.	TERMINATION

a.	This Agreement shall terminate immediately upon the occurrence of any of the following events:

i.	a resolution is passed for the winding up of the Company; or
ii.	a receiver, administrator or administrative receiver is appointed over the whole or any part of the assets of the Company or the affairs, business and property of the Company is to be managed by a supervisor under any arrangement made with the creditors of the Company; or
iii.	all of the Shareholders ceasing to hold Shares.

b.	Termination of this Agreement shall be without prejudice to the rights of any Shareholder accrued prior to such termination, or under any provision which is expressly stated not to be affected by such termination including in respect of any prior breach of this Agreement.

c.	On a winding-up, the Shareholders shall endeavour to agree a suitable basis for dealing with the interests and assets of the Company and shall endeavour to ensure that:

i.	all existing contracts of the Company are performed so far as resources permit;
ii.	no new contractual obligations are entered into by the Company; and
iii.	the Company is wound up as soon as practicable.

14.	SEVERABILITY

a.	Notwithstanding that the whole or any part of any provision of this Agreement may prove to be illegal or unenforceable, the other provisions of this Agreement and the remainder of the provision in question shall continue in full force and effect. In relation to any illegal or unenforceable part of this Agreement, the Parties hereto agree to amend such part in such manner as may be requested from time to time by any of the Parties hereto provided that such proposed amendment is legal and enforceable and to the maximum extent possible carries out the original intent of the Parties in relation to that part.

b.	If any part of this Agreement or the Clauses shall be held by any court of competent jurisdiction to be unenforceable against or by the Company, such part shall be treated as being severable from the remainder of this Agreement or, as the case may be, the Clauses and the Shareholders shall promptly exercise their powers in relation to the Company to procure (insofar as they have the power lawfully to do so) that the severable part is nevertheless put into or given effect in accordance with, or to the maximum extent possible in accordance with, the original intent of the Parties hereto in relation to that part.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

a.	This Agreement shall be governed by and shall be construed in accordance with Maltese law.

b.	In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, interpretation, termination, or validity thereof, the Parties agree to refer such dispute, controversy or claim to arbitration. The Arbitration shall take place under the Rules of Arbitration as established under the Malta Arbitration Act (Cap 387 of the Laws of Malta), as in force at the time the dispute is referred to it. The place of Arbitration shall be in Malta. There shall one arbitrator jointly appointed by both Parties or in default of agreement on the arbitrator there shall be three arbitrators appointed in accordance with the said Rules. The Arbitration shall be held according to the laws of Malta both insofar as matters of procedure as well as in relation to substantive matters. The language to be used in the arbitral proceedings shall be the English language. The Parties agree that the award of the Arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims or other issues arising out of this contract, and the award shall be final and binding.

16.	AGREEMENT TO PREVAIL

a.	If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles of Association of the Company, the terms of this Agreement shall prevail as among the Shareholders only. The Shareholders agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles of Association so as to eliminate such inconsistency.

17.	CONFIDENTIALITY AND OWNERSHIP

a.	The Parties hereto each undertake:

i.	not to at any time hereafter divulge or communicate to any person the existence or contents of this Agreement, except in relation to a permitted transfer under this Agreement;

ii.	not to at any time hereafter divulge or communicate to any person any information of the business of the company that such Party has acquired or has been given by the Company or any Confidential Information which may be within, or which may come to, its knowledge (other than, where relevant, to their officers, employees or professional advisers, whose position makes it necessary to know the same);

Provided that the above undertaking, shall not apply with respect to information that the time of disclosure was public knowledge or disclosures which are required by law, regulation, or order of a court of a competent jurisdiction or which are otherwise necessary to enforce one’s rights, or which are otherwise necessary pursuant to any reporting requirements which any of the Parties may be bound by as public companies and/or otherwise.

b.	The Parties hereto each undertake to use its best endeavours to prevent the publication or disclosure of any Confidential Information, except in order to carry out the ordinary business of the Group; and

c.	The Parties hereto each undertake not to do anything to harm the goodwill of the Group.

d.	Should the Parties have access to information that is proprietary to the Company which is either designated as such or by its nature can be reasonably regarded as Confidential Information or proprietary, then each Party undertakes not to use such information in any manner which is competitive with or detrimental to the interests of Company, including after the termination or expiry of this agreement or in the event of transfer or transmission of the Party’s shares in the Company.

e.	It is hereby further clarified that Copyright and any and all other intellectual property and other rights existing now or in the future in all works of authorship and materials (including but not limited to computer programs, documentation, reports, studies, data, diagrams, charts, specifications, pre-contractual and contractual documents) developed, written or produced by the Company will vest solely in the Company, including after the expiration or termination of this Agreement or in the event of transfer or transmission of the Party’s shares in the Company.

18.	GOOD FAITH

a.	All Parties shall at all times act in good faith in the best interest of the Company and the Group.

19.	FURTHER ASSURANCE

a.	The Parties hereto shall use their respective reasonable endeavours to ensure that any required third Parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties hereto may reasonably require.

b.	Nothing in this Agreement shall be construed to provide the Investor any of the following:

i.	Control over the Company;
ii.	Access to any material non-public technical information in the possession of the Company;
iii.	Membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company;
iv.	Any involvement, other than through the voting rights of shares, in substantive decision- making of the Company;
v.	The use, development, acquisition or release of any Company critical technology;
vi.	The use, development, acquisition, safekeeping, or release of sensitive personal data of any person/s maintained or collected by the Company; or
vii.	The management, operation, manufacture, or supply of covered investment critical infrastructure.

Provided that to the extent any governmental authority finds that Investor has acquired any of items (i)-(vii) of this Sub-Clause, the Parties shall work in good faith to promptly address the issue with the relevant governmental authority.

20.	WAIVER

a.	No failure to exercise and no delay in exercising on the part of any of the Parties hereto any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

b.	Each of the Parties hereto may release or compromise the liability of any of the other Parties hereto under this Agreement or grant to such Party, time or other indulgence without affecting the liability of any other of the Parties hereto under this Agreement.

21.	SUBSIDIARIES

a.	The Company shall cause the Board of Directors (or equivalent governing body) of each of the Company’s Subsidiaries to have the same composition as that of the Company’s Board of Directors, subject to local laws relating to the appointment of directors. In any event the Board of Directors shall procure that at least one member of the board of the Company shall be represented on each Subsidiary board, either as a Director or as an advisor or observer.

22.	RIGHT AND ACCESS TO INFORMATION

a.	Shareholders shall be entitled to receive regular operational and financial information. Each Shareholder will receive annual audited statements. Shareholders shall have the right to request an independent audit of the financial and accounting records of the Company and/or the Group, such cost of the independent audit will be covered by the shareholder putting forward such request.

23.	COUNTERPARTS AND AMEDNMENTS

a.	This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

b.	This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE ABOVE FIRST WRITTEN.

/s/ CG Malta Holding Limited	/s/ Jiancong Huang
Name	Name Jiancong Huang, Director
Obo CG Malta Holding Limited	Obo xSigma Entertainment Limited

/s/ Danial Eric Graetzer
Daniel Eric Graetzer

APPENDIX 1 – ACCESSION AGREEMENT

THIS AGREEMENT is made on the [date] by [party receiving the Shares] (the “Recipient”).

WHEREAS by a [transfer/subscription for shares] dated [of even date herewith][date], [[party selling the Shares] (the "Transferor") transferred to the Recipient][the Recipient subscribed for] [number] Shares with a quota value of EUR [amount] each in the capital of CG MALTA HOLDING LIMITED (the "Company") (together the ”Received Shares”).

WHEREAS this Agreement is entered into in compliance with the terms of Clause [relevant Clause in Shareholders’ Agreement] of an agreement dated [date] made between [name of parties to the Shareholders’ Agreement] (which agreement is herein referred to as the "Shareholders’ Agreement").

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.  Words and expressions used in this Agreement shall have the same meaning as is given to them in the Shareholders’ Agreement and/or in the Subscription Agreement unless the context otherwise expressly requires.

2.  The Recipient hereby agrees to assume the benefit of the rights [of the Transferor] under the Shareholders’ Agreement in respect of the Received Shares and hereby agrees to assume and assumes the burden of the [Transferor's] obligations under the Shareholders’ Agreement to be performed after the date hereof in respect of the Received Shares.

3.  The Recipient hereby agrees to be entitled and bound by the Shareholders’ Agreement in all respects and vis-à-vis all the parties to the Shareholders’ Agreement as if the Recipient were a party to the Shareholders’ Agreement as one of the [Investors/Parties] and to perform all the obligations expressed to be imposed on such a party to the Shareholders’ Agreement, to be performed on or after the date hereof.

4. This Agreement is made for the benefit of:

(a)	the parties to the Shareholders’ Agreement;

(b)	The Recipient; and

(c)	any other person or persons who may after the date of the Shareholders’ Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Shareholders’ Agreement and be permitted to do so by the terms thereof.

5.  For the avoidance of doubt, nothing in this Agreement shall release the Transferor from any liability in respect of any obligations under the Shareholders’ Agreement due to be performed prior to the date of this agreement.

6. None of the Investors or the Company:

(a)    makes any warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Shareholders’ Agreement (or any agreement entered into pursuant thereto); or

(b)  makes any warranty or assumes any responsibility with respect to the content of any information regarding the Company or any member of the group or otherwise relating to the Received Shares;

Or

(c)  assumes any responsibility for the financial condition of the Company [or any Subsidiary] or any other party to the Shareholders’ Agreement or any other document or for the performance and observance by the Company or any other party of the Shareholders’ Agreement or any other document (save as expressly provided therein).

7.  For the avoidance of doubt, a transfer of shares from an Investor does not entitle the transferee to any rights vested solely with such Investor, but only rights vested with a Party in general.

8.  This Agreement shall be subject to Clause 15 (governing law and dispute resolution) of the Shareholders’ Agreement.

This Adherence Agreement has been executed on the date shown on the first page above.

EXECUTED by [name of Recipient]

[Place]

[Name Recipient]

[Name Representative]